Exhibit 99.1

NEWS


For Release     Immediate


Contacts            (News Media) Jim Rosensteele, SVP, Marketing Communications
                       317.817.4418
                    (Investors) Tammy Hill, SVP, Investor Relations 317.817.2893



               Conseco, Inc. Announces Pricing of Public Offerings of Common Stock and Mandatorily Convertible Preferred Stock

Carmel, Ind., May 6, 2004: Conseco, Inc. (NYSE: CNO) today announced the pricing of a public offering of 44,000,000 shares of its common stock at an offering price of $18.25 per share and 24,000,000 shares of its 5.50% class B mandatorily convertible preferred stock at an offering price of $25 per share. Goldman, Sachs & Co. and Morgan Stanley are acting as managing underwriters for the offerings. The Company has also granted the underwriters an option to purchase an additional 6,600,000 shares of common stock and 3,600,000 shares of class B preferred stock to cover over-allotments, if any. All shares are being offered by the Company.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. The offering of these securities may be made only by means of the prospectuses relating to these securities. When available, copies of the final prospectuses may be obtained from Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004 and Morgan Stanley, 1585 Broadway, New York, New York 10036, Attn: Prospectus Department.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any offer, solicitation or sale of these securities in any jurisdiction in which an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

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